Exhibit 99.1

Contents

1. Presentation of the established Annual Financial Statements and Management Report for the 2018 financial year, the approved Consolidated Financial Statements and Management Report for the 2018 financial year as well as the Report of the Supervisory Board – 01

2. Appropriation of distributable profit for the 2018 financial year – 01

3. Ratification of the acts of management of the members of the Management Board for the 2018 financial year – 01

4. Ratification of the acts of management of the members of the Supervisory Board for the 2018 financial year – 01

5. Election of the auditor for the 2019 financial year, interim accounts – 01

6. Authorization to acquire own shares pursuant to § 71 (1) No. 8 Stock Corporation Act as well as for their use with the possible exclusion of pre-emptive rights – 02

7. Authorization to use derivatives within the framework of the purchase of own shares pursuant to § 71 (1) No. 8 Stock Corporation Act – 02

Agenda

We take pleasure in inviting our shareholders to the Ordinary General Meeting convened for Thursday, May 23, 2019, 10 a.m. in the Festhalle, Messe Frankfurt,
Ludwig-Erhard-Anlage 1, 60327 Frankfurt am Main.

Agenda

1. Presentation of the established Annual Financial Statements and Management Report for the 2018 financial year, the approved Consolidated Financial Statements and Management Report for the 2018 financial year as well as the Report of the Supervisory Board

The Supervisory Board has already approved the Annual Financial Statements and Consolidated Financial Statements prepared by the Management Board; the Annual Financial Statements are thus established. Therefore, in accordance with the statutory provisions, a resolution is not provided for on this Agenda Item.

2. Appropriation of distributable profit for the 2018 financial year

The Management Board and Supervisory Board propose that the distributable profit of the 2018 financial year amounting to € 485,726,800.36 shall be used as follows:

Payment of a dividend of € 0.11 per share eligible for the payment of a dividend for the 2018 financial year and carrying forward the remaining amount of at least € 258,381,755.95 to new account. The proposals will be finalized by the specific amounts for the dividend payments and the amount carried forward to new account when the number of shares in treasury are determined and thus also the number of shares that are ineligible for the payment of a dividend at the time of the General Meeting.

Pursuant to § 58 (4) sentence 2 Stock Corporation Act, the claim to payment of the dividends is due on the third business day following the resolution of the General Meeting, i.e. on May 28, 2019.

3. Ratification of the acts of management of the members of the Management Board for the 2018 financial year

The Management Board and Supervisory Board propose that the acts of management of the members of the Management Board in office during the 2018 financial year be ratified for this period.

4. Ratification of the acts of management of the members of the Supervisory Board for the 2018 financial year

The Management Board and Supervisory Board propose that the acts of management of the members of the Supervisory Board in office during the 2018 financial year be ratified for this period.

5. Election of the auditor for the 2019 financial year, interim accounts

The Supervisory Board, based on the recommendation of its Audit Committee, proposes the following resolution:

a) KPMG Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Berlin, is appointed as the auditor of the Annual Financial Statements and as the auditor of the Consolidated Financial Statements for the 2019 financial year.

KPMG Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Berlin, is also appointed for the limited review of the condensed consolidated interim financial statements as of June 30, 2019 (§ 115 (5), § 117 No. 2 Securities Trading Act), and if applicable the consolidated interim financial statements and consolidated interim management report (§ 340i (4) German Commercial Code, § 115 (7) Securities Trading Act) as of September 30, 2019.

b) Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, is appointed as the auditor for the limited review (if applicable) of the condensed consolidated interim financial statements prepared for periods after December 31, 2019, and before the Ordinary General Meeting in 2020.

Based on a selection procedure conducted in accordance with Article 16 EU Regulation 537/2014, the Audit Committee recommended that the Supervisory Board propose to the General Meeting that it elect either Pricewaterhouse-Coopers GmbH, Frankfurt am Main, or Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, as the auditor for the limited review (if applicable) of the condensed consolidated interim financial statements that are to be drawn up for the periods after December 31, 2019, and before the Ordinary General Meeting in 2020. In this context, the Audit Committee indicated a preference for Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart.

The Audit Committee declared that its recommendation is free of undue third-party influence and, in particular, that no stipulation was issued to it that limited its selection to specific auditors.

6. Authorization to acquire own shares pursuant to § 71 (1) No. 8 Stock Corporation Act as well as for their use with the possible exclusion of pre-emptive rights

The Management Board and Supervisory Board propose the following resolution:

a) The company is authorized to buy, on or before April 30, 2024, its own shares in a total volume of up to 10 %of the share capital at the time the resolution is taken or –if the value is lower – of the share capital at the time this authorization is exercised. Together with its own shares acquired for trading purposes and/or for other reasons and which are from time to time in the company’s possession or attributable to the company pursuant to § 71a ff. Stock Corporation Act, the own shares purchased on the basis of this authorization may not at any time exceed10 % of the company’s respectively applicable share capital. The own shares may be bought through the stock exchange or by means of a public purchase offer to all shareholders. The countervalue for the purchase of shares (excluding ancillary purchase costs) through a stock exchange may not be more than 10 % higher or more than 20 % lower than the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the obligation to purchase. In the case of a public purchase offer, it may not be more than 10 % higher or more than 20 %lower than the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the day of publication of the offer. If the volume of shares offered in a public purchase offer exceeds the planned buyback volume, acceptance must be in proportion to the shares offered in each case. The preferred acceptance of small quantities of up to 50 of the company’s shares offered for purchase per shareholder may be provided for.

b) The Management Board is authorized to dispose of the purchased shares and of any shares purchased on the basis of previous authorizations pursuant to § 71 (1) No.8 Stock Corporation Act on the stock exchange or by an offer to all shareholders. The Management Board is also authorized to dispose of the purchased shares against contribution in kind with the exclusion of shareholders’ pre-emptive rights for the purpose of acquiring companies or shareholdings in companies or other assets that serve to advance the company’s business operations. In addition, the Management Board is authorized, in case it disposes of such own shares by offer to all shareholders, to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the company and its affiliated companies pre-emptive rights to the shares to the extent that they would be entitled to such rights if they exercised their option and/or conversion rights. Shareholders’ pre-emptive rights are excluded for these cases and to this extent. The Management Board is also authorized to use shares purchased on the basis of authorizations pursuant to § 71 (1)No. 8 Stock Corporation Act to issue staff shares, with the exclusion of shareholders’ pre-emptive rights, to employees and retired employees of the company and its affiliated companies or to use them to service option rights on shares of the company and/or rights or duties to purchase shares of the company granted to employees or members of executive or non-executive management bodies of the company and of affiliated companies. Furthermore, the Management Board is authorized, with the exclusion of shareholders’ pre-emptive rights, to sell such own shares to third parties against cash payment if the purchase price is not substantially lower than the price of the shares on the stock exchange at the time of sale. Use may only be made of this authorization if it has been ensured that the number of shares sold on the basis of this authorization does not exceed 10 % of the company’s share capital at the time this authorization becomes effective or – if the amount is lower – at the time this authorization is exercised. Shares that are issued or sold during the validity of this authorization with the exclusion of pre-emptive rights, in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act, are to be included in the maximum limit of 10 % of the share capital. Also to be included are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory rights or participatory rights, if these bonds or participatory rights are issued during the validity of this authorization with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act.

c) The Management Board is also authorized to cancel shares acquired on the basis of this or a preceding authorization without the execution of this cancellation process requiring a further resolution by the General Meeting.

d) The presently existing authorization given by the General Meeting on May 24, 2018, and valid until April 30, 2023,to purchase own shares will be cancelled with effect from the time when this new authorization comes into force.

7. Authorization to use derivatives within the framework of the purchase of own shares pursuant to § 71 (1) No. 8 Stock Corporation Act

In supplementing the authorization to be resolved on under Item 6 of this Agenda to acquire own shares pursuant to § 71 (1) No. 8 Stock Corporation Act, the company is also to be authorized to acquire own shares with the use of derivatives.

The Management Board and Supervisory Board propose the following resolution:

The purchase of shares subject to the authorization to acquire own shares to be resolved under Agenda Item 6 may be executed, apart from in the ways described there,

with the use of put and call options or forward purchase contracts. The company may sell to third parties put options based on physical delivery and buy call options from third parties if it is ensured by the option conditions that these options are fulfilled only with shares which themselves were acquired subject to compliance with the principle of equal treatment. All share purchases based on put or call options are limited to shares in a maximum volume of 5 % of the actual share capital at the time of the resolution by the General Meeting on this authorization. The term of the options must be selected such that the share purchase upon exercising the option is carried out at the latest on April 30, 2024.

The purchase price to be paid per share upon exercise of the put options or upon the maturity of the forward purchase may not exceed by more than 10 % or fall below 10 % of the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before conclusion of the respective transaction in each case excluding ancillary purchase costs but taking into account the option premium received. The call options may only be exercised if the purchaseprice to be paid does not exceed by more than 10 % or fall below 10 % of the average of the share prices (closing auction prices of the Deutsche Bank share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the acquisition of the shares. The rules specified under Item 6 of this Agenda apply to the sale and cancellation of shares acquired with the use of derivatives.

Own shares may continue to be purchased using existing derivatives that were agreed on the basis and during the existence of previous authorizations.

Reports and notices

Ad Items 6 and 7:

Report of the Management Board to the General Meeting pursuant to § 71 (1) No. 8 in conjunction with § 186 (4) Stock Corporation Act

Under Item 6 of the Agenda, the company is to be authorized to purchase its own shares; Item 7 of the Agenda regulates the possibility of purchasing own shares by using derivatives. The use of put and call options for the purchase of own shares gives the company the possibility of optimizing a buyback. As shown by the specific limitation to 5 % of the share capital, it is only intended to supplement the range of instruments available for share buybacks and to extend the possibilities for their use. Both the regulations governing the structure of the options and the regulations governing the shares suitable for delivery ensure that this form of purchase take account of the principle of equal treatment of shareholders. As a rule, the term of the options will not exceed 18 months. In connection with share-based remuneration components which must be granted as deferred compensation over a multiple-year period and are to be subject to forfeiture pursuant to the regulations applicable to banks at least for management board members and employees whose activities have a material impact on the overall risk profile of the bank, the use of call options with longer terms is to be made possible to establish offsetting positions. Under this authorization, Deutsche Bank Aktiengesellschaft will only acquire such longer-term options on shares corresponding to a volume of no more than 2 % of the share capital.

Under Item 6 of the Agenda, the company is also to be authorized to resell purchased shares. The possibility of reselling own shares enables them to be used for the renewed procurement of own funds capital. Besides sale through the stock exchange or by offer to all shareholders – both of which would ensure equal treatment of shareholders under the legal definition – the proposed resolution also provides that the own shares are at the company’s disposal to be offered as consideration for the acquisition of companies, shareholdings in companies or other assets that serve to advance the company’s business operations subject to the exclusion of shareholders’ pre-emptive rights. This is intended to enable the company to react quickly and successfully, on both national and international markets, to advantageous offers or any other opportunities to acquire companies, shareholdings in companies or other assets. It is not uncommon in the course of negotiations to have to provide shares instead of cash as consideration. This authorization takes account of that fact.

Over and above this, the authorization makes it possible, in the case of a sale of the shares by offer to all shareholders, to partially exclude shareholders’ pre-emptive rights in favor of holders of option rights, convertible bonds and convertible participatory rights issued by the company and its affiliated companies. The background to this is that conversion and option conditions based on customary market practice contain regulations according to which, in case of a rights offer to shareholders of the company for new shares, the conversion or option price is to be discounted based on a dilution protection formula if the holders of conversion or option rights are not granted pre-emptive rights to shares on the scale to which they would be entitled after exercising their option or conversion rights and/or fulfilling a conversion obligation, if any. The possibility proposed here to exclude pre-emptive rights provides the Management Board with a choice between these two different arrangements in such situations.

In addition, the authorization makes it possible to use the shares as staff shares for employees and retired employees of the company and its affiliated companies or to service option rights and/or purchase rights or purchase obligations relating to the company’s shares that were granted to employees and members of the executive and non-executive management bodies of the company and its affiliated companies. For these purposes, the company disposes, to some extent, over authorized and conditional capital and/ or creates such capital, as the case may be, together with the respective authorization. In part, the possibility of a cash payment in connection with the granting of option rights is foreseen. The use of existing own shares instead of a capital increase or cash payment may make economic sense. The authorization is intended to increase the available scope in this respect. The situation is similar in cases in which purchase rights or obligations relating to the company’s shares are granted to employees or members of the executive and non-executive management bodies of the company or its affiliated companies as an element of compensation. In this context, the price risk that might otherwise materialize can also be effectively controlled by the use of own shares purchased. A corresponding exclusion of shareholders’ pre-emptive rights is also required for this use of purchased shares.

Finally, Management is also to be given the possibility of excluding pre-emptive rights pursuant to § 186 (3) sentence 4 Stock Corporation Act with respect to the re-sale against cash payment of the shares purchased on the basis of this authorization. This statutory possibility of excluding pre-emptive rights enables Management to take advantage of favorable stock market situations without delay and, by determining a price close to market, to obtain the highest possible issue amount and thus to strengthen own funds capital to the greatest extent possible. This possibility is particularly important to banks in view of the special equity capital requirements they are subject to. The utilization of this possibility, also for own shares, enlarges the scope for strengthening capital, even at times when markets are not particularly receptive. The authorization ensures that pursuant to it, shares may only be sold with the exclusion of shareholders’ pre-emptive rights, based on § 186 (3) sentence 4 Stock Corporation Act, up to the maximum limit specified therein of 10 % of the share capital. To be counted towards this maximum limit of 10 % are shares that were issued or sold during the validity of this authorization with the exclusion of pre-emptive rights in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act. Also to be counted towards this maximum limit are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory notes or participatory notes with warrants if these bonds or participatory rights were issued with the exclusion of pre-emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act during the validity of this authorization. Management will keep any mark-down on the stock market price as low as possible. It will probably be limited to a maximum of 3%, but will not in any event exceed 5%.

Total number of shares and voting rights

The company’s share capital at the time of convocation of this General Meeting amounts to € 5,290,939,215.36 and is divided up into 2,066,773,131 registered (no par value) shares with eligibility to vote at and participate in the General Meeting. At the time of convocation of this General Meeting, 1,838,730 of these no par value shares consist of own shares held in treasury, which do not grant any rights to the company.

Participation in the General Meeting and exercise of voting rights

Pursuant to § 17 of the Articles of Association, shareholders who are entered in the share register and have given notice in due time to the company of their intention to attend are entitled to participate in the General Meeting and exercise their voting rights. Such notification must be received by the company by no later than May 17, 2019, either electronically using the company’s password-protected Internet portal as specified in the letter to registered shareholders (www.db.com/general-meeting) or in writing to the domicile of the company in Frankfurt am Main or to the following address:

Deutsche Bank Aktiengesellschaft
Aktionärsservice
Postfach 14 60
61365 Friedrichsdorf
Germany
e-mail: deutschebank.hv@linkmarketservices.de

Pursuant to § 67 (2) sentence 1 Stock Corporation Act, only those who are listed in the share register are considered shareholders of the company. As a result, the status of the entries in the share register on the day of the General Meeting is decisive for determining the right to participate as well as the number of votes the authorized participant is entitled to. For technical processing reasons, however, no changes to the share register will be carried out (“registration stop”) between the end of May 17, 2019 (“technical record date”), and the conclusion of the General Meeting. Therefore, the entry status in the share register on the day of the General Meeting will correspond to the status after the last change of registration on May 17, 2019. The registration stop does not mean the shares are blocked for disposal. Share buyers whose change of registration requests are received by the company after May 17, 2019, however, cannot de facto exercise the rights to participate and vote on the basis of these shares, unless they have obtained a power of attorney to do so or an authorization to exercise such rights. In such cases, participation and voting rights are retained by the shareholder entered in the share register until the change of registration. All buyers of the company’s shares who are not yet registered in the share register are therefore requested to submit change of registration requests in due time.

Exercise of voting rights by authorized representatives

Shareholders registered in the share register may also be represented and have their voting rights exercised by an authorized representative (proxy) – for example, a bank or a shareholders’ association. The issue of the power of attorney, its cancellation and proof of the proxy authorization visà-vis the company are required, in principle, in text form if the power of attorney to exercise the voting right is granted neither to a bank, or an institution or company with an equivalent status pursuant to § 135 (10) Stock Corporation Act in conjunction with § 125 (5) Stock Corporation Act, nor to a shareholders’ association, or another person with an equivalent status pursuant to § 135 (8) Stock Corporation Act.

Powers of attorney can also be issued and revoked until May 23, 2019, 12 noon, at the General Meeting in text form and electronically using the password-protected Internet portal www.db.com/general-meeting .

Registration in due time for the General Meeting is necessary to be able to issue powers of attorney (proxy authorization).

Proof of the proxy authorization vis-à-vis the company can also be sent electronically to the following e-mail address: deutschebank.hv@linkmarketservices.de

If powers of attorney to exercise voting rights are issued to banks, to institutions or companies with an equivalent status pursuant to § 135 (10) Stock Corporation Act in conjunction with § 125 (5) Stock Corporation Act or to shareholders’ associations or other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act, the requisite form for these is specified, where appropriate, by the recipients.

The company also offers its shareholders the possibility of being represented by company employees appointed by the company as proxies to exercise shareholders’ voting rights at the General Meeting. These company proxies will only vote in accordance with the instructions issued to them. The power of attorney can be issued and the instructions can be submitted in writing to the following address:

Deutsche Bank Aktiengesellschaft
Aktionärsservice
Postfach 14 60
61365 Friedrichsdorf
Germany

Furthermore, there is also the possibility to issue the power of attorney and instructions to the company employees appointed as proxies electronically by May 23, 2019, 12 noon, using the password-protected Internet portal www.db.com/general-meeting .

Details on how to issue a power of attorney and instructions using the Internet are given in the documents sent to the shareholders.

Admission cards and voting cards will be issued to shareholders and representatives authorized to participate.

Submitting absentee votes

As in previous years, shareholders listed in the share register can submit their votes – without participating in the General Meeting – through absentee voting. Registration in due time is indispensable for this form of voting, too.

The registration for absentee voting must be received by the company in writing or using electronic communication before the registration period expires, i.e. at the latest by May 17, 2019. For absentee voting in writing, please use the personalized registration form sent to you with the invitation and return it to the following address:

Deutsche Bank Aktiengesellschaft
Aktionärsservice
Postfach 14 60
61365 Friedrichsdorf
Germany
e-mail: deutschebank.hv@linkmarketservices.de

In order to register for absentee voting and to submit your absentee ballot using electronic communication, please use the password-protected Internet portal ( www.db.com/general-meeting ) for this.

After May 17, 2019, you will no longer be able to submit or change your votes through absentee voting through the mail. This also applies if you have previously requested an admission card or issued a power of attorney to a third party or a company proxy.

A change of votes cast in the absentee ballot is only possible after May 17, 2019, using the password-protected Internet portal and only for the absentee voters who submitted their absentee votes using the password-protected Internet portal. This possibility of changing votes ends at 12 noon on the day of the General Meeting. The possibility to participate in the General Meeting with a revocation of the absentee ballot remains unaffected.

Furthermore, authorized banks, institutions or companies with an equivalent status pursuant to § 135 (10) Stock Corporation Act in conjunction with § 125 (5) Stock Corporation Act as well as shareholders’ associations or other persons with an equivalent status pursuant to § 135 (8) Stock Corporation Act may also make use of absentee voting pursuant to the rules described above and in observing the specified deadlines.

Requesting documents for the General Meeting

Requests for documents for the General Meeting can be sent to the following address:

Deutsche Bank Aktiengesellschaft
Aktionärsservice
Postfach 14 60
61365 Friedrichsdorf
Germany
e-mail: deutschebank.hv@linkmarketservices.de
Telefax: +49 69 2222 34283

Documents for and additional information concerning the General Meeting are also accessible through the Internet at www.db.com/general-meeting . Furthermore, these documents will be available at the General Meeting and – if necessary – will be explained in more detail.

Requests for additions to the Agenda pursuant to § 122 (2) Stock Corporation Act

Shareholders whose aggregate shareholdings represent 5 % of the share capital or the proportionate amount of € 500,000 (the latter of which corresponds to 195,313 shares) may request that items be placed on the Agenda and published. The request must be addressed in writing to the Management Board of the company and be received by the company at the latest on Monday, April 22, 2019. Please send such requests to the following address:

Deutsche Bank Aktiengesellschaft
Management Board
60262 Frankfurt am Main
Germany

Each new item of the Agenda must also include a reason or a resolution proposal. An applicant or applicants making such a request must prove that they have owned their shares for at least 90 days before the date of the receipt of the request by the company and that they will continue to hold the shares until the Management Board’s decision on the request. The provisions of § 70 and § 121 (7) Stock Corporation Act must be observed in determining this period. The publication and forwarding of requests for additions are carried out in the same way as in the convocation.

Shareholders’ counterproposals and election proposals pursuant to § 126 (1), § 127 Stock Corporation Act

The company’s shareholders may submit counterproposals to the proposals of the Management Board and/or Supervisory Board on specific Agenda Items and election proposals for the election of Supervisory Board members or auditors. Such proposals (with their reasons) and election proposals are to be sent solely to:

Deutsche Bank Aktiengesellschaft
Investor Relations
60262 Frankfurt am Main
Germany
e-mail: db.ir@db.com
Telefax: +49 69 910 38591

Counterproposals should stipulate a reason; this does not apply to election proposals.

Shareholders’ counterproposals and election proposals that fulfill the requirements and are received by the company at the address specified above by Wednesday, May 8, 2019, at the latest, will be made accessible without undue delay through the website www.db.com/general-meeting along with the name of the shareholder and, specifically in the case of counterproposals, the reason and, in the case of election proposals, the additional information to be provided by the Management Board pursuant to § 127 sentence 4 Stock Corporation Act, as well as any comments by management.

The company is not required to make a counterproposal and its reason or an election proposal accessible if one of the exclusionary elements pursuant to § 126 (2) Stock Corporation Act exists, for example, because the election proposal or counterproposal would lead to a resolution by the General Meeting that breaches the law or the Articles of Association or its reason apparently contains false or misleading information with regard to material points. Furthermore, an election proposal need not be made accessible if the proposal does not contain the name, the current occupation and the place of residence of the proposed person as well as his/her membership in other statutory supervisory boards. The reason for a counterproposal need not be made accessible if its total length is more than 5,000 characters.

Notice is given that counterproposals and election proposals, even if they have been submitted to the company in advance in due time, will only be considered at the General Meeting if they are submitted/put forward verbally there. The right of every shareholder to put forward counterproposals on the various Agenda Items or election proposals even without a previous submission to the company remains unchanged.

Right to obtain information pursuant to § 131 (1) Stock Corporation Act

At the General Meeting, every shareholder may request information from the Management Board about company matters insofar as the information is required for a proper evaluation of the relevant matter on the Agenda (cf. § 131 (1) Stock Corporation Act). The duty to provide information covers the company’s legal and business relations with affiliated companies as well as the position of Deutsche Bank Group and of the companies included in the Consolidated Financial Statements of Deutsche Bank Aktiengesellschaft. In principle, requests for information are to be put forward at the General Meeting verbally.

The Management Board may refrain from answering individual questions for the reasons specified in § 131 (3) Stock Corporation Act, for example, if providing such information, according to sound business judgement, is likely to cause material damage to the company or an affiliated company. Pursuant to the Articles of Association, the Chair of the General Meeting, over the course of the General Meeting, may determine appropriate restrictions on the speaking time, the time for putting questions and/or the total time available in general for speaking and putting questions or for individual speakers (cf. § 19 (2) sentence 2 of the Articles of Association).

Additional information

Additional information on shareholders’ rights pursuant to § 122 (2), § 126 (1), § 127 and § 131 (1) Stock Corporation Act can be found on the company’s website at www.db.com/general-meeting .

Notice on the company’s website

Information pursuant to § 124a Stock Corporation Act on this year’s Ordinary General Meeting is accessible on the company’s website at www.db.com/general-meeting . Following the General Meeting, the voting results will be announced at the same Internet address.

Privacy notice for shareholders and their representatives

The information we provide in the following is intended to give you an overview of the processing of your personal data as a Deutsche Bank shareholder (including any representatives you designate) as well as the rights you are entitled to under data protection law. If you have registered to use our shareholder portal, additional data protection information applies to such use and can be viewed at any time using the shareholder portal.

Who is responsible for data processing and whom can I contact?

The “Controller” responsible for data processing is:
Deutsche Bank AG
Taunusanlage 12
60325 Frankfurt am Main
Telephone: +49 69 910-10000
Telefax: +49 69 910-10001
e-mail: deutsche.bank@db.com

You can contact our company Data Protection Officer at:
Deutsche Bank AG
Data Protection Officer
Taunusanlage 12
60325 Frankfurt am Main
Telephone: +49 69 910-10000
e-mail: germany.dpo@db.com

Should you have any questions as a shareholder about data protection and the General Meeting, please call the General Meeting Hotline at 0800 100-4898 (available from within Germany).

What personal data and data sources do we use?

Shares of Deutsche Bank AG are registered shares. § 67 Stock Corporation Act requires that registered shares be entered into the company’s share register stating the name, date of birth and address of the shareholder as well as the number of shares held. The shareholder is generally required to provide this information to the company.

The credit institutions involved in the acquisition or custody of your registered shares of Deutsche Bank AG regularly forward to us the information relevant for the administration of the share register. This is carried out by Clearstream Banking Frankfurt, which performs the technical settlement of securities transactions and the custody of shares on behalf of companies as the central securities depository.
The personal data provided by the shareholder is used exclusively to up ate our share register based on such information, and information regarding the shareholder and/or the shareholder’s representative is used to properly conduct the General Meeting. We use the data collected during the General Meeting to create lists of participants and to document the voting results.

Why do we process your data and on what legal basis do we do so?

We process your personal data in compliance with the EU General Data Protection Regulation (GDPR), the Stock Corporation Act (AktG) and all other relevant legal provisions, including the German Federal Data Protection Act (BDSG). The key provisions here are § 67 Stock Corporation Act, § 123 (2) Stock Corporation Act in conjunction with § 17 (1) and (2) of our Articles of Association and § 129 (1) sentence 2 Stock Corporation Act in conjunction with Article 6 (1) letter c) General Data Protection Regulation. If you mandate us to provide services, we use data to perform our contractual obligations (Article 6 (1) letter b) General Data Protection Regulation).

In addition, where necessary we process personal data to meet additional statutory requirements such as regulatory requirements and record retention obligations in conjunction with Article 6 (1) letter c) General Data Protection Regulation. In individual cases, we also process your personal data to safeguard our legitimate interests pursuant to Article 6 (1) letter f) General Data Protection Regulation. Should we wish to process your personal data for purposes other than those specified above, we will involve you in this decision pursuant to the statutory provisions.

The purpose of the data processing is the administration and technical management of the share register as well as the preparation, execution and post-processing of the General Meeting. This data processing does not involve fully automated decision-making as defined by Article 22 General Data Protection Regulation.

The shareholder may designate an authorized representative/ an accompanying guest and have an admission card sent to the postal address provided by the shareholder. We use this data only to carry out this instruction and to conduct the General Meeting.

Which categories of recipients do you disclose data to and who receives access?

We use external service providers for the administration and technical management of the share register and the execution of the General Meeting. These service providers are engaged as data processors as defined by Article 28 General Data Protection Regulation and process your personal data exclusively based on the instructions of Deutsche Bank AG.

In addition, we may send your personal data to other recipients, such as to the regulatory authorities, in order to meet statutory reporting obligations (e.g. to the Federal Financial Supervisory Authority (BaFin) when a voting right threshold subject to reporting is exceeded). If you participate in the General Meeting, other Deutsche Bank shareholders, their representatives, members of the Management Board and Supervisory Board, the Chair of the General Meeting, the Notary Public and, where applicable, auditors may view your personal data included in the list of participants pursuant to § 129 (4) sentence 1 Stock Corporation Act.

Within Deutsche Bank AG, the people who are able to access your data are those who need to do so in order to meet our obligations to you.

How long do we store your data?

We generally delete your personal data once it is no longer needed for the purposes specified above, provided we are not required to retain such data for a longer period based on statutory obligations to produce documentary evidence or retain records (e.g. pursuant to the Stock Corporation Act, Commercial Code, Tax Code, Securities Trading Act or German Banking Act). The data collected in relation to the General Meeting is usually stored for a period of three years. The standard retention period for data stored in the share register is ten years after the shares are sold.

What are your rights as a shareholder/representative?

According to

— Article 15 General Data Protection Regulation, you have the right to information (according to § 67 (6) sentence 1 Stock Corporation Act, each shareholder may demand information relating to him/her that is entered in the share register).

— Article 16 General Data Protection Regulation, you have the right to have incorrect data rectified.

— Article 17 General Data Protection Regulation, you have the right to have your data erased, provided there is no legal basis for its continued storage.

— Article 18 General Data Protection Regulation, you have the right to request a restriction of the processing of your personal data. This means that, although your data will continue to be stored, it may only be processed further under restricted conditions.

— Article 20 General Data Protection Regulation, you have the right to data portability with respect to any data you have provided us. In this case, we will provide you with the data in a structured, commonly used and machine-readable format.

— Article 21 General Data Protection Regulation, you have the right to object to the processing of your data if your particular situation justifies this.

Do you want to exercise your right to file a complaint?

You have the option to contact the Data Protection Officer of Deutsche Bank AG specified above or a data protection supervisory authority if you believe the personal data relating to you is being processed in violation of the General Data Protection Regulation or the Federal Data Protection Act. We are under the jurisdiction of the following data protection supervisory authority:

Der Hessische Beauftragte für Datenschutz und
Informationsfreiheit
Postfach 3163
65021 Wiesbaden
Germany
Telephone +49 611 1408-0
Telefax: +49 611 1408-611
e-mail address available from:
https://datenschutz.hessen.de/über-uns/kontakt

Frankfurt am Main, April 2019 Deutsche Bank Aktiengesellschaft

The Management Board

Deutsche Bank
Aktiengesellschaft
Taunusanlage 12
60262 Frankfurt am Main
Germany

Telephone: +49 69 9 10 00
deutsche.bank@db.com

Contact for Shareholders
+49 800 9 10 80 00

AGM Hotline
+49 6196 887 07 04

2019

Financial Calendar

April 26, 2019
Earnings Report as of March 31, 2019

May 23, 2019
Annual General Meeting in the Festhalle Frankfurt am Main (Exhibition Center)

May 28, 2019
Dividend payment

July 24, 2019
Interim Report as of June 30, 2019

October 30, 2019
Earnings Report as of September 30, 2019

2020

Financial Calendar

January 30, 2020
Preliminary results for the 2019 financial year

March 20, 2020
Annual Report 2019 and Form 20-F

April 29, 2020
Earnings Report as of March 31, 2020

May 20, 2020
Annual General Meeting in the Festhalle Frankfurt am Main (Exhibition Center)

May 25, 2020
Dividend payment
(in case of a distributable profit and the decision of the AGM to pay a dividend)

July 29, 2020
Interim Report as of June 30, 2020

October 28, 2020
Earnings Report as of September 30, 2020